AMENDMENT NO. 2 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

 THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the ?Agreement?) between DELAWARE GROUP GOVERNMENT FUND and DELAWARE MANAGEMENT COMPANY (the ?Investment Manager?), a series of Delaware Management Business Trust, amended as of the 12th day of June, 2015, lists the funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each fund and the date on which the Agreement became effective for each fund.

Fund Name
Effective Date
Management Fee Schedule (as a percentage of average daily net assets) Annual Rate
Delaware Core Plus Bond Fund
January 4, 2010
0.55% on first $500 million
0.50% on next $500 million
0.45% on next $1.5 billion
0.425% on assets in excess of $2.5 billion
Delaware Emerging Markets Debt Fund
August 30, 2013
0.75% on first $500 million
0.70% on next $500 million
0.65% on next $1.5 billion
0.60% on assets in excess of $2.5 billion

DELAWARE MANAGEMENT COMPANY,
A series of Delaware Management Business Trust

DELAWARE GROUP GOVERNMENT FUND

By: /s/ DAVID F. CONNOR
Name: David F. Connor
Title: Senior Vice President

By: /s/ ROGER A. EARLY
Name: Roger A. Early
Title: President and Chief Executive Officer

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